Exhibit 99.1

For Release
February 13, 2019
1:15 p.m. PST

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Incorporated Reports Fourth Quarter and Full Year 2018 Results

CALABASAS, Calif., February 13, 2019 -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, digital, creative, engineering, life sciences and government sectors, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Highlights

•	Revenues were $929.7 million, up 36.9 percent (11.8 percent on a pro forma basis) over the fourth quarter of 2017. Pro forma assumes the acquisition of ECS occurred at the beginning of 2017.

•	Net income was $45.9 million ($0.86 per diluted share), which was above the high end of our previously announced financial estimates.

•	Adjusted Net Income (a non-GAAP measure) was $60.8 million ($1.14 per diluted share), which was in line with our previously announced estimates of $59.2 million to $62.9 million.

•	Adjusted EBITDA (a non-GAAP measure) was $109.0 million, up from $82.9 million in the fourth quarter of 2017 on an as reported basis.

•	Cash flows from operating activities were $63.9 million, up from $58.3 million in the fourth quarter of 2017 on an as reported basis.

•	Free cash flow (a non-GAAP measure) was $57.3 million, or 6.2 percent of revenues.

•
Paid down $55.0 million of debt during the quarter and the leverage ratio (a non-GAAP measure) was 2.69 to 1 at December 31, 2018, down from 2.89 to 1 at September 30, 2018. Since the closing of the ECS acquisition on April 2, 2018 through December 31, 2018, ASGN has repaid $276.0 million of debt.

•	During the fourth quarter, ECS secured $196.6 million in new awards, which are included in its $1.4 billion contract backlog as of December 31, 2018.

•
Subsequent to the fourth quarter, ASGN acquired DHA Group, Inc. ("DHA") for $46.0 million in cash. DHA is a provider of mobility, cybersecurity, cloud and IT services to the Federal Bureau of Investigation and other federal customers. DHA will become part of ASGN's ECS Segment.

Management Commentary

"We continued to see incremental spending among our commercial and government clients over the past quarter, notwithstanding the debate regarding the strength of the U.S. economy and the current stage of economic expansion,” commented Peter Dameris, CEO of ASGN. “Against this strong demand environment, along with a continual increase in the adoption of our shared resource delivery model, we were able to accelerate our growth rate in the fourth quarter to the highest quarterly growth rate for any quarter in 2018.”

Dameris continued, “Along with our strong operational performance, our cash flow remained very strong. We generated $258.8 million of free cash flow in 2018 and since the closing of the ECS acquisition, have repaid $276.0 million of our total debt, reducing our leverage ratio from 3.67 to 2.69. Our strong cash flow permitted us to fund the purchase of our most recently announced acquisition, DHA.”

Fourth Quarter 2018 Financial Results

Revenues were $929.7 million, up 36.9 percent year-over-year on a reported basis and 11.8 percent on a pro forma basis, which assumes the acquisition of ECS occurred at the beginning of 2017. The combined effects of year-over-year differences in foreign exchange rates and the number of "Billable Days" were not significant. Revenues for the quarter included $7.1 million in software sales under one of ECS' contracts that had been expected to occur in the first quarter of 2019.

Assignment revenues were $720.6 million, up 11.3 percent year-over-year and permanent placement revenues were $35.2 million (3.8 percent of revenues), up 11.4 percent year-over-year. Revenues from our ECS Segment were $173.9 million for the quarter, up 14.0 percent year-over-year on a pro forma basis.

Revenues from our Apex Segment accounted for 65.0 percent of total revenues and were up 13.1 percent year-over-year. Revenues from our Oxford Segment accounted for 16.3 percent of total revenues and were up 4.8 percent year-over-year. Revenues from our ECS Segment accounted for 18.7 percent of total revenues and were up 14.0 percent year-over-year on a pro forma basis.

Gross profit was $272.0 million, up $51.3 million, or 23.2 percent year-over-year on a reported basis and $24.2 million, or 9.8 percent on a pro forma basis. Gross margin was 29.2 percent, compared with 29.8 percent for the fourth quarter of 2017 on a pro forma basis.

Selling, general and administrative (“SG&A”) expenses were $183.6 million (19.7 percent of revenues), compared with $151.4 million (22.3 percent of revenues) in the fourth quarter of 2017. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $1.8 million, compared with $0.9 million in the fourth quarter of 2017.

Amortization of intangible assets was $13.8 million, up from $8.4 million in the fourth quarter of 2017. The increase is related to the intangible assets from the ECS acquisition. Amortization for the quarter was $4.8 million lower than our previously announced estimate. This favorable variance related to a change in the estimated useful life of the Backlog intangible for ECS from 0.75 to 2.75 years. This change more closely matches the useful life to the estimated cash flows from the underlying funded contract awards.

The purchase accounting for the acquisition of ECS has been completed and the related adjustments were recorded in the fourth quarter. There were no significant changes to the recorded asset values on the balance sheet. There were, however, changes made to the Contract Backlog data, a non-GAAP measure, which are included in the "ECS Segment Supplemental Information" section of this press release.

Interest expense was $14.2 million, up from $6.0 million in the fourth quarter of 2017 and down from $14.6 million in the third quarter of 2018. The year-over-year increase in interest expense related to borrowings to fund the purchase of ECS in April 2018. Interest expense for the quarter was comprised of (i) $12.7 million of interest on the credit facility and (ii) $1.5 million of amortization of deferred loan costs.

Our effective income tax rate for the quarter was 23.7 percent, compared with our guidance estimate of 26.0 percent. The lower rate reflected, among other things, excess tax benefits on stock-based compensation (which we do not include in our guidance estimates) and lower estimated book-to-tax differences for the full year. Our provision for income taxes for the fourth quarter of 2017 included a one-time, non-cash benefit of $31.4 million related to the remeasurement of our net deferred income tax liabilities as a result of tax reform. This one-time adjustment was the reason net income for the fourth quarter of 2017 exceeded that of the current quarter.

Net income was $45.9 million ($0.86 per diluted share), compared with $67.3 million ($1.28 per diluted share) in the fourth quarter of 2017. Net income for the current quarter was above our previously announced estimates. Net income for the fourth quarter of 2017 included the one-time tax benefit of $31.4 million mentioned above. Adjusted Net Income (a non-GAAP measure) was $60.8 million ($1.14 per diluted share), compared with $76.0 million ($1.44 per diluted share) in the fourth quarter of 2017. Adjusted EBITDA (a non-GAAP measure) was $109.0 million (11.7 percent of revenues), up from $82.9 million (12.2 percent of revenues) in the fourth quarter of 2017. Reconciliations between GAAP and non-GAAP measures are included in this release.

Cash flows from operating activities were $63.9 million and free cash flow (a non-GAAP measure) was $57.3 million. At December 31, 2018, our leverage ratio (a non-GAAP measure) was 2.69 to 1, down from 2.89 to 1 at September 30, 2018.

First Quarter 2019 Financial Estimates

ASGN is providing financial estimates for the first quarter of 2019. These estimates assume continuation of current operating trends and no significant changes in foreign exchange rates. These estimates include the (i) estimated results from DHA from the date of acquisition (January 25, 2019) and (ii) the estimated effect on revenues of $2.0 million of the recent government shutdown, but does not include any acquisition, integration or strategic planning expenses. Reconciliations of estimated net income to the estimated non-GAAP measures are included in this release.

•	Revenues of $916.6 to $926.6 million

•	Gross margin of 28.8 percent to 29.2 percent

•	SG&A expenses (excludes amortization of intangible assets) of $187.6 to $189.2 million (includes $7.4 million in depreciation and $9.9 million in stock-based compensation expense)

•	Amortization of intangible assets of $13.3 million

•	Interest expense of $14.3 million

•	Effective tax rate of 26.5 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $35.8 to $39.5 million

•	Earnings per diluted share of $0.67 to $0.74

•	Diluted shares outstanding of 53.2 million

•	Adjusted EBITDA(1) (a non-GAAP measure) of $96.3 to $101.3 million

•	Adjusted Net Income (a non-GAAP measure) of $48.8 to $52.5 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $0.92 to $0.99
_______________

(1)	Depreciation of $2.7 million included in costs of services related to an ECS project and depreciation of $7.4 million included in SG&A expenses are added back in the determination of Adjusted EBITDA.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.9 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks. These savings do not include the added benefit of the DHA acquisition, which we will provide at a later date.

Our financial estimates above are based on our estimate of “Billable Days” which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the first quarter, we estimate Billable Days of 62.0, which is one fewer than the first quarter of 2018. Each Billable Day is approximately $14.2 million in revenues. Excluding estimated results from DHA, our revenue estimates imply year-over-year pro forma revenue growth (as if ECS were acquired at the beginning of 2017) of 8.5 to 9.7 percent and 10.6 to 11.8 percent on a same "Billable Days" and "Constant Currency" basis.

The above estimates also include the effects of the payroll tax reset, which occurs at the beginning of each year. These annual resets cause, among other things, lower gross and Adjusted EBITDA margins in the first quarter of the year.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EST to review its financial results for the fourth quarter. The dial-in number is 800-230-1059 (+1-612-234-9959 for callers outside the United States) and the conference ID number is 462084. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning Wednesday, February 13, 2019 at 7:00 p.m. EST until midnight on Wednesday, February 27, 2019. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 462084.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions.
Our mission as an organization is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. ASGN was founded in 1985 and is headquartered in Calabasas, California. For more information, visit us at asgn.com.
Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

Pro forma revenues and gross profit by segment are presented to provide a more consistent basis for comparison between quarters. Pro forma was prepared as if the acquisition of ECS occurred at the beginning of 2017. Although the pro forma segment data are considered non-GAAP measures, they were calculated in the same manner as the consolidated pro forma data, which are GAAP measures.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of loan costs and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, write-off of loan costs, credit facility amendment expenses, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Operating Metrics and Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. Book-to-bill ratio for our ECS segment is calculated as the sum of the change in total backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter. The operating metrics for the Apex and Oxford segments presented on this release are calculated as follows: average number of staffing consultants are full time equivalent staffing consultant headcount in the quarter; average number of contract professionals and average number of customers are the number of contract professionals employed each week and the number of customers served each week, averaged for the quarter, respectively (average is weighted by total number of hours billed per week); top 10 customers as a percentage of revenue are the 10 largest clients defined by the revenue generated in the quarter, divided by total revenues in the quarter; gross profit per staffing consultant is gross profit for the quarter divided by the average number of staffing consultants; average bill rate is total assignment revenue client billings in the quarter divided by total hours billed in the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, contract backlog, book-to-bill ratio, Adjusted EBITDA, Adjusted Net Income, and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, as filed with the SEC on May 10, 2018, August 9, 2018 and November 8, 2018, respectively. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017

Revenues	$929,650	$679,035	$906,449	$3,399,781	$2,625,924
Costs of services	657,754	458,358	636,277	2,376,130	1,775,851
Gross profit	271,896	220,677	270,172	1,023,651	850,073
Selling, general and administrative expenses	183,602	151,447	177,335	704,997	591,893
Amortization of intangible assets	13,817	8,433	18,540	58,506	33,444
Operating income	74,477	60,797	74,297	260,148	224,736
Interest expense	(14,249)	(5,976)	(14,606)	(55,973)	(27,643)
Income before income taxes	60,228	54,821	59,691	204,175	197,093
Provision for income taxes	14,302	(12,556)	10,474	46,191	39,219
Income from continuing operations	45,926	67,377	49,217	157,984	157,874
Loss from discontinued operations, net of tax	(45)	(46)	(45)	(278)	(199)
Net income	$45,881	$67,331	$49,172	$157,706	$157,675

Per share income from continuing operations and net income:
Basic	$0.88	$1.29	$0.94	$3.02	$3.01
Diluted	$0.86	$1.28	$0.93	$2.98	$2.97

Number of shares and share equivalents used to calculate earnings per share:
Basic	52,482	52,038	52,362	52,333	52,503
Diluted	53,159	52,822	53,034	53,061	53,205

SEGMENT FINANCIAL INFORMATION (Unaudited)
(Dollars in millions)

	Reported				Pro Forma
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2018	2017	2018	2017	2018	2017	2018	2017
Revenues:
Apex:
Assignment	$590.7	$524.3	$2,244.5	$1,993.3	$590.7	$524.3	$2,244.5	$1,993.3
Permanent placement	13.9	10.4	55.8	43.9	13.9	10.4	55.8	43.9
	604.6	534.7	2,300.3	2,037.2	604.6	534.7	2,300.3	2,037.2
Oxford:
Assignment	129.9	123.2	516.0	503.1	129.9	123.2	516.0	503.1
Permanent placement	21.3	21.2	90.5	85.7	21.3	21.2	90.5	85.7
	151.2	144.4	606.5	588.8	151.2	144.4	606.5	588.8

ECS	173.9	—	493.0	—	173.9	152.6	642.1	587.6

Consolidated:
Assignment	720.6	647.5	2,760.5	2,496.4	720.6	647.5	2,760.5	2,496.4
Permanent placement	35.2	31.6	146.3	129.6	35.2	31.6	146.3	129.6
ECS	173.9	—	493.0	—	173.9	152.6	642.1	587.6
	$929.7	$679.1	$3,399.8	$2,626.0	$929.7	$831.7	$3,548.9	$3,213.6
Percentage of total revenues:
Apex	65.0%	78.7%	67.7%	77.6%	65.0%	64.3%	64.8%	63.4%
Oxford	16.3%	21.3%	17.8%	22.4%	16.3%	17.4%	17.1%	18.3%
ECS	18.7%	—%	14.5%	—%	18.7%	18.3%	18.1%	18.3%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Assignment	77.5%	95.3%	81.2%	95.1%	77.5%	77.9%	77.8%	77.7%
Permanent placement	3.8%	4.7%	4.3%	4.9%	3.8%	3.8%	4.1%	4.0%
ECS	18.7%	—%	14.5%	—%	18.7%	18.3%	18.1%	18.3%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Domestic	95.6%	95.0%	95.4%	95.0%	95.6%	95.9%	95.5%	95.9%
Foreign	4.4%	5.0%	4.6%	5.0%	4.4%	4.1%	4.5%	4.1%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit:
Apex	$181.8	$160.4	$687.9	$606.3	$181.8	$160.4	$687.9	$606.3
Oxford	61.6	60.3	248.9	243.8	61.6	60.3	248.9	243.8
ECS	28.6	—	86.9	—	28.6	27.1	113.6	111.9
Consolidated	$272.0	$220.7	$1,023.7	$850.1	$272.0	$247.8	$1,050.4	$962.0
Gross margin:
Apex	30.1%	30.0%	29.9%	29.8%	30.1%	30.0%	29.9%	29.8%
Oxford	40.7%	41.8%	41.0%	41.4%	40.7%	41.8%	41.0%	41.4%
ECS	16.5%	—%	17.6%	—%	16.5%	17.7%	17.7%	19.0%
Consolidated	29.2%	32.5%	30.1%	32.4%	29.2%	29.8%	29.6%	29.9%

SELECTED CASH FLOW INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cash provided by operating activities	$63,890	$58,259	$287,451	$196,446
Capital expenditures	(6,608)	(6,227)	(28,701)	(24,265)
Free cash flow (non-GAAP measure)	$57,282	$52,032	$258,750	$172,181

Cash used in investing activities(1)	$(6,207)	$(6,251)	$(788,733)	$(50,117)
Cash provided by (used in) financing activities(1)	$(56,218)	$(43,652)	$507,799	$(138,469)

(1)	Investing and financing activities in 2018 included the ECS acquisition and related financing.

SELECTED CONSOLIDATED BALANCE SHEET DATA
AS OF DECEMBER 31, 2018 AND DECEMBER 31, 2017
(In thousands)

	2018	2017
	(Unaudited)
Cash and cash equivalents	$41,826	$36,667
Accounts receivable, net	613,825	428,536
Total current assets	686,372	499,523
Goodwill and intangible assets, net	1,909,767	1,246,861
Total assets	2,687,851	1,810,129
Total current liabilities	308,249	166,717
Working capital	378,123	332,806
Long-term debt	1,100,424	575,213
Other long-term liabilities	97,116	76,808
Stockholders’ equity	1,182,062	991,391

RECONCILIATION OF NET INCOME TO EBITDA (NON-GAAP MEASURE) AND
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$45,881	$67,331	$157,706	$157,675
Loss from discontinued operations, net of tax	45	46	278	199
Interest expense	14,249	5,976	55,973	27,643
Provision for income taxes	14,302	(12,556)	46,191	39,219
Depreciation	9,860	6,678	36,469	25,160
Amortization of intangible assets	13,817	8,433	58,506	33,444
EBITDA (non-GAAP measure)	98,154	75,908	355,123	283,340
Stock-based compensation	9,108	6,101	31,488	24,044
Acquisition, integration and strategic planning expenses	1,781	937	16,647	4,052
Adjusted EBITDA (non-GAAP measure)	$109,043	$82,946	$403,258	$311,436

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$45,881	$67,331	$157,706	$157,675
Loss from discontinued operations, net of tax	45	46	278	199
Credit facility amendment expenses(1)	—	—	6,159	2,728
Acquisition, integration and strategic planning expenses	1,781	937	16,647	4,052
Tax effect on adjustments	(465)	(365)	(5,952)	(2,644)
Non-GAAP net income	47,242	67,949	174,838	162,010
Amortization of intangible assets(3)	13,817	8,433	58,506	33,444
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(268)	(405)	(1,075)	(1,622)
Adjusted Net Income (non-GAAP measure)(2)	$60,791	$75,977	$232,269	$193,832

Per diluted share:
Net income	$0.86	$1.28	$2.98	$2.97
Adjustments	0.28	0.16	1.40	0.67
Adjusted Net Income (non-GAAP measure)(2)	$1.14	$1.44	$4.38	$3.64

Weighted average common and common equivalent shares outstanding (diluted)	53,159	52,822	53,061	53,205

(1)
During the year ended December 31, 2018 we incurred $22.5 million in fees related to the amendment to our credit facility to fund the acquisition of ECS, of which $6.2 million were expensed as incurred and included in interest expense. The remaining $16.3 million fees were capitalized and are being amortized over the term of the credit facility. During the year ended December 31, 2017 we amended our credit facility and incurred $3.3 million in fees, of which $2.7 million were expensed as incurred and included in interest expense, while the remaining were capitalized and are being amortized over the term of the credit facility.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.9 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

(3)
The purchase accounting for ECS has been completed and the differences in the finalized fair value and the initial determinations are not significant. There was a change in the estimated useful life of the Backlog intangible asset from 0.75 to 2.75 years. As a result, estimated amortization of intangible assets has changed. The revised estimates for amortization of intangible assets (before the effects of the DHA acquisition) are: $47.3 million for 2019, $36.4 million for 2020, $30.7 million for 2021, $23.0 million for 2022 and $19.6 million for 2023.

OPERATING METRICS (Unaudited)

APEX AND OXFORD SEGMENTS

	Q4 2018	Q3 2018	Q4 2017
Average number of staffing consultants:
Apex	1,734	1,660	1,578
Oxford	909	929	927
Average number of customers:
Apex	3,739	3,751	3,613
Oxford	980	992	1,036
Average number of contract professionals(1):
Apex	21,281	20,464	19,216
Oxford	2,988	2,989	2,841
Top 10 customers as a percentage of revenues:
Apex	23.4%	24.0%	25.8%
Oxford	12.4%	12.1%	12.4%
Average bill rate:
Apex	$61.24	$59.89	$57.46
Oxford	$98.30	$100.91	$101.16
Gross profit per staffing consultant:
Apex	$105,000	$107,000	$102,000
Oxford	$68,000	$68,000	$65,000

(1)	Average number of contract professionals placed on assignment each week that are considered our employees; this number does not include employees of our subcontractors.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q4 2018	Q3 2018	Q4 2017
Firm-fixed-price	23.1%	29.4%	29.7%
Time and materials	30.1%	25.7%	32.2%
Cost-plus-fixed-fee	46.8%	44.9%	38.1%

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost-plus-fixed-fee ("CPFF") contracts provide for reimbursement of our direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

MIX OF REVENUES BY CUSTOMER

	Q4 2018	Q3 2018	Q4 2017
Department of Defense and Intelligence Agencies	65.5%	62.0%	61.2%
Federal Civilian	27.2%	32.0%	32.5%
Commercial and Other	7.3%	6.0%	6.3%

CONTRACT BACKLOG(1)
2018 - Revised(4)
(In millions)

	Contract backlog as of
	December 31	September 30	June 30	March 31
Funded Contract Backlog(2)	$350.0	$365.1	$278.2	$309.3
Negotiated Unfunded Contract Backlog(3)	1,096.6	1,071.9	1,045.5	1,057.7
Total Contract Backlog	$1,446.6	$1,437.0	$1,323.7	$1,367.0

(1)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. ECS segregates contract backlog into two categories, funded contract backlog and negotiated unfunded contract backlog.

(2)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years, less revenues previously recognized on these contracts.

(3)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

(4)	The Contract Backlog for prior quarters above has been revised for changes in the estimated value of certain contracts as of the acquisition date.

BOOK-TO-BILL RATIOS 2018

	Quarter Ended
	December 31		September 30		June 30
Book-to-Bill Ratio	1.1	to 1.0	1.7	to 1.0	0.7	to 1.0

The book-to-bill ratio is calculated as the sum of the change in total contract backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

FINANCIAL ESTIMATES FOR Q1 2019
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$35.8	$39.5
Interest expense	14.3	14.3
Provision for income taxes(2)	12.9	14.2
Depreciation(3)	10.1	10.1
Amortization of intangible assets	13.3	13.3
EBITDA (non-GAAP measure)	86.4	91.4
Stock-based compensation	9.9	9.9
Adjusted EBITDA (non-GAAP measure)	$96.3	$101.3

	Low	High
Net income(1)(2)	$35.8	$39.5
Amortization of intangible assets	13.3	13.3
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(4)	$48.8	$52.5

Per diluted share:
Net income	$0.67	$0.74
Adjustments	0.25	0.25
Adjusted Net Income (non-GAAP measure)(4)	$0.92	$0.99

Weighted average common and common equivalent shares outstanding (diluted)	53.2	53.2

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Composed of $2.7 million of depreciation included in costs of services related to an ECS project and $7.4 million of depreciation included in SG&A expenses.

(4)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.9 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks. These savings do not include the added benefit of the DHA acquisition, which we will provide at a later date.